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                                                                     EXHIBIT 4.6

                    AMENDMENT NO. 5 TO AMENDED AND RESTATED
                          CREDIT AGREEMENT AND WAIVER

         THIS AMENDMENT AND WAIVER dated as of February ___, 2004, by and among the financial institutions whose signatures appear below (individually a "Bank," collectively the "Banks"), Comerica Bank, as Administrative Agent for the Banks (in such capacity, "Agent"), and Olympic Steel, Inc., an Ohio corporation (the "Company").

         RECITALS:

         A. Company, Agent and Comerica Bank, Fifth Third Bank and Standard Federal Bank N.A., Fleet Capital Corporation and KeyBank National Association are parties to that certain Amended and Restated Credit Agreement dated as of December 30, 2002, as previously amended ("Credit Agreement").

         B. Company, the Banks (as defined in the Credit Agreement) and Agent desire to amend the Credit Agreement as set forth below.

         C. Company has requested that Banks waive an Event of Default which exists under the Credit Agreement.

         NOW THEREFORE, the parties agree as follows:

         1. Section 7.9 of the Credit Agreement is amended to read as follows:

         "7.9 Consolidated Debt Service Coverage Ratio. Maintain as of the end of each fiscal quarter of Company, a Consolidated Debt Service Ratio of not less than 1.25 to 1.0. Notwithstanding anything to the contrary set forth in this Agreement, for purposes of calculating compliance with this Section 7.9 only (and not for the purpose of determining the Applicable Margin as of any date) as of any date of determination from the date hereof through December 30, 2004, there shall be added to the numerator of Consolidated Debt Service Coverage Ratio, the actual expense charged against Consolidated Pre-Tax Income as of December 31, 2003 for the $3,250,000 Account owing by United Steel Enterprises."

         2. Pursuant to the terms of Section 7.9 of the Credit Agreement, Company is required to maintain as of the end each fiscal quarter, a Debt Service Coverage Ratio of not less than 1.25 to 1.0. Company has advised Banks that it failed to comply with the provisions of Section 7.9 as of December 31, 2003 and has asked Banks to waive the Event of Default which exists under the Credit Agreement as a result of such non-compliance. Banks hereby waive the Event of Default which exists under Section 9.1(c) of the Loan Agreement as a result of non- compliance with Section 7.9 of the Loan Agreement as of December 31, 2003. No waiver of consent herein shall extend to any other non-compliance with the terms and conditions of Credit Agreement by Company or any other Event of Default.

         3. Except as expressly modified hereby, all the terms and conditions of the Credit Agreement shall remain in full force and effect.



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         4. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties made by Company set forth in Sections 6.1 through
6.19 and 6.21 through 6.24 of the Credit Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.20 of the Credit Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Banks by Company in accordance with Section 7.1 of the Credit Agreement; and
(d) no Default or Event of Default has occurred and is continuing as of the date hereof.

         5. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

         6. This Amendment and Waiver may be signed in counterparts.

         7. This Amendment and Waiver shall become effective (according to the terms and as of the date hereof) upon satisfaction by Company of the following conditions:

         (a) Agent shall have received counterpart originals of this Amendment, in each case duly executed and delivered by Company, the Majority Banks, and the Guarantors; and

         (b) Company shall have paid to the Agent for the benefit of the Banks the fee referred to in Section 8, below.

         8. Company agrees to pay to the Agent, for the account of the Banks executing this Amendment on or before February ___, 2004, on a pro rate basis for all such executing Banks, a non-refundable amendment and waiver fee equal to $636,167.

         WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,                       OLYMPIC STEEL, INC.
as Agent

By: /s/                              By: /s/
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Its:                                 Its:
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